180 DEGREE CAPITAL CORP. NOTES SUPPORT OF ITS BOARD NOMINEE,
MATTHEW F. MCLAUGHLIN, BY BOARD OF DIRECTORS OF COMSCORE, INC.

March 26, 2024 – Montclair, NJ – 180 Degree Capital Corp. (NASDAQ: TURN) (“180 Degree Capital”) today noted the announcement by comScore, Inc. (“SCOR”) that SCOR’s Nominating Committee and Board of Directors will support the addition of 180 Degree Capital’s nominee, Matthew F. McLaughlin to SCOR’s Board of Directors at its upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

“We commend SCOR’s Board for reaching this conclusion and avoiding the need for a competitive proxy contest,” said Kevin M. Rendino, Chief Executive Officer of 180 Degree Capital. “We nominated Matt because we believe his successful tenure as Chief Operating Officer of DoubleVerify Holdings, Inc. (“DV”) and deep experience in the digital advertising market will bring a much-needed skill set to SCOR’s Board along with improved corporate governance as a strong voice for SCOR’s common stockholders. We believe SCOR’s upcoming Annual Meeting will mark an important step forward toward value creation for SCOR’s long-suffering common stockholders with the addition of Jon Carpenter and Matt to SCOR’s Board. We hope that SCOR’s Board can now focus and reach resolution on outstanding impediments to value creation including SCOR’s capital structure, the company’s data license contract with its preferred stockholder, Charter Communications, and supporting management’s efforts to run SCOR’s business in a more efficient, profitable manner than it has in its history.”

“It is clear the addition of Matt to SCOR’s Board is only a first step on the path toward value creation for all of SCOR’s stakeholders,” added Daniel B. Wolfe, President of 180 Degree Capital. “We look forward to the details of how Matt’s addition will be implemented, be it through expanding number of members of the Board or through a current member not standing for re-election. We also hope the Board will support declassifying itself and put our proposal for doing so up for ratification by stockholders at the upcoming Annual Meeting. As we have stated from the beginning of our public communications on SCOR, we believe the company has unique data assets and offerings that have been significantly undervalued by the public markets because of the inability of SCOR’s Board to make decisions for the benefit of its common stockholders. The addition of Matt and Jon to SCOR’s Board shows that such decisions are possible. Now it is time to make progress on the other impediments to value creation, and we stand as common stockholders that will continue to fight for such progress.”

About 180 Degree Capital Corp.

180 Degree Capital Corp. (“180 Degree Capital”) is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what we believe are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. Our goal is that the result of our constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. Detailed information about 180 Degree Capital and its holdings can be found on its website at www.180degreecapital.com.

Press Contacts:

Daniel B. Wolfe
Robert E. Bigelow
180 Degree Capital Corp.
973-746-4500
ir@180degreecapital.com

Mo Shafroth
RF Binder
morrison.shafroth@rfbinder.com

Forward-Looking Statements

This press release and the attached letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect 180 Degree Capital’s current beliefs, are based upon public information provided in many cases by comScore, Inc. (the “Company”), and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see 180 Degree Capital’s and the Company's respective securities filings filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with each business and other significant factors that could affect actual results. Except as otherwise required by federal securities laws, 180 Degree Capital undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference and link to the website www.180degreecapital.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. 180 Degree Capital is not responsible for the contents of third-party websites.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Should the Board of Directors of comScore, Inc., a Delaware Corporation (the “Company”), change its intent to support the addition of Matthew F. McLaughlin to the Company’s board of directors at the Company’s 2024 annual meeting of stockholders (the “Annual Meeting”) as disclosed on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2024, 180 Degree Capital Corp., a New York Corporation (“180 Degree Capital”), expects to nominate director candidates and file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting.

180 DEGREE CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation, if required, are anticipated to be 180 Degree Capital, Kevin M. Rendino, Daniel B. Wolfe and certain other of 180 Degree Capital's senior management, and Matthew F. McLaughlin.

As of the date hereof, 180 Degree Capital beneficially owns an aggregate of 415,366 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), which includes 15,231 shares of Common Stock held in a separately managed account for which 180 Degree Capital serves as the investment manager. As of the date hereof, Mr. McLaughlin directly beneficially owns 125,000 shares of Common Stock. As of the date hereof, Mr. Rendino directly beneficially owns 26,125 shares of Common Stock.